EXHIBIT 23.1

MICHAEL T. STUDER CPA P.C.
18 East Sunrise Highway
Freeport, NY 11520
Phone: (516) 378-1000
Fax: (516) 546-6220

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Harbrew Imports Ltd. Corp.

I consent to the use in Form 10 of my report dated October 5, 2007 (except for the second paragraph of Note 8 and Note 9, as to which the date is February 4, 2008), included therein relating to the financial statements of Harbrew Imports Ltd. Corp. for the years ended December 31, 2006 and 2005.

/s/ Michael T. Studer, CPA.P.C.
Freeport, New York	Michael T. Studer, CPA.P.C.
February 5, 2008